UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2017

KLONDEX MINES LTD.
(Exact name of registrant as specified in its charter)

British Columbia	001-37563	98-1153397
(State or other jurisdiction of
incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6110 Plumas Street, Suite A
Reno, Nevada 89519
(Address of Principal Executive Offices)

(775) 284-5757
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On March 31, 2017, Klondex Mines Ltd., as borrower (“Klondex”), certain of its subsidiaries as guarantors, and Investec Bank PLC, as lender and security agent ("Investec"), entered into an Amendment to Facility Agreement (the “Amendment”). The Amendment amends the $35.0 million secured revolving facility agreement (the "Revolver") with Investec, dated March 23, 2016 and amended on October 27, 2016.

     Amendment Provisions. The Amendment (i) extends the maturity date of the Revolver from March 23, 2018 to December 31, 2019, unless further extended by the parties, and (ii) modifies the reserves and resources required to be maintained by Klondex.

     Other Terms of the Revolver. Borrowings under the Revolver bear interest per annum at LIBOR plus Margin plus Risk Premium, as such terms are defined in the Revolver. Margin is determined by the Company's Gearing Ratio (a measure of debt to EBITDA) and ranges from 2.75% -4.00% per annum and the Risk Premium is 0.35% per annum, until the balance under the February 2014 gold purchase agreement with a subsidiary of Franco-Nevada Corporation (the “Gold Purchase Agreement”) is less than $10.0 million, at which time the Risk Premium is no longer applicable (as such terms are defined in the Revolver). Revolver borrowings may be utilized by the Company for working capital requirements, general corporate purposes, and capital investments and expenditures. The Revolver is secured by all of the Company's assets on a pari passu basis with the Gold Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KLONDEX MINES LTD.

Date: April 6, 2017	By: /s/ Barry Dahl
Name: Barry Dahl
Title: Chief Financial Officer